Exhibit 99.1

Castle Biosciences Reports Second Quarter 2019 Results

•	Q2 2019 DecisionDx-Melanoma test report volume increased 27% compared to Q2 2018

•	Q2 2019 recognized revenues increased to $10.7 million, up from $4.0 million in Q2 2018

•	Q2 2019 gross margin increased to 81%, up from 67% in Q2 2018

FRIENDSWOOD, Texas--(BUSINESS WIRE)--September 3, 2019--Castle Biosciences, Inc. (Nasdaq: CSTL) today announced its financial results for the second quarter and six months ended June 30, 2019.

“We are pleased with our strong second quarter performance, including our 27% year-over-year growth in DecisionDx-Melanoma test report volume, which we believe was largely driven by our successful first quarter 2019 commercial expansion,” said Derek Maetzold, President and CEO of Castle Biosciences. “We are also encouraged by the success of our recently completed initial public offering and the strong level of interest from our investors. We believe the proceeds from our initial public offering, combined with our existing working capital, position us to execute upon our expansion plans and fund research and development activities.”

Second Quarter Ended June 30, 2019 Financial Highlights

•	Revenues of $10.7 million, an increase of $6.8 million from Q2 2018.

•	Delivered 4,067 DecisionDx®-Melanoma and DecisionDx®-UM proprietary test reports, an increase of 24% over Q2 2018, with DecisionDx-Melanoma having an increase of 27%.

•	Gross margin of $8.7 million, or 81%, compared to $2.7 million, or 67% for Q2 2018.

Six Months Ended June 30, 2019 Financial Highlights

•	Revenues of $19.5 million, an increase of $11.8 million from the first half of 2018.

•	Delivered 7,659 DecisionDx-Melanoma and DecisionDx-UM proprietary test reports, an increase of 21% over the same period in 2018, with DecisionDx-Melanoma having an increase of 23%.

•	Gross margin of $15.9 million, or 82%, compared to $5.1 million, or 66% for the first half of 2018.

Supplemental Revenue Information

Affecting the year-over-year comparability of our revenues were (a) the issuance of the Medicare Local Coverage Determination (LCD) for our DecisionDx-Melanoma test, effective December 3, 2018 and (b) confirmation of the Medicare Contractor rate for DecisionDx-Melanoma. As a result of timing of these two elements, all 2018 Medicare claims covered under the LCD were recognized as revenue in the fourth quarter of 2018. Medicare revenues for DecisionDx-Melanoma associated with test reports delivered in the three and six months ended June 30, 2018, but not recorded until the fourth quarter of 2018, were $2.2 million and $3.0 million, respectively. Also, included in revenues for the quarter ended June 30, 2019 and 2018 were positive (negative) revenue adjustments related to tests delivered in prior periods of $3.3 million and $(0.8) million, respectively. For the six months ended June 30, 2019 and 2018, these amounts totaled $2.8 million and $0.9 million, respectively.

Second Quarter Business and Clinical Evidence Updates

•
An independent, prospective study from investigators at the Saint Louis University Hospital was published during the second quarter in the journal Cancer Medicine. The study demonstrated that DecisionDx-Melanoma accurately identified risk of melanoma recurrence independent of other prognostic factors such as Breslow thickness and sentinel lymph node biopsy. The results are consistent with previously published prospective and retrospective studies demonstrating the high performance of DecisionDx-Melanoma to predict outcomes, supporting its clinical value to inform patient management decisions.

•	American Skin Association (ASA) honored Castle Biosciences with the 2019 Technology Innovation in Melanoma Award for advancing innovative technology in the field of dermatology.

•
Poster at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting presented updated results from a prospective, multicenter study demonstrating the accuracy and performance of DecisionDx-Melanoma with median follow-up of over 3 years. Three-year overall survival for patients with T1-T2 melanoma and a DecisionDx-Melanoma Class 1A test result was greater than 99%, providing support for the use of a DecisionDx-Melanoma Class 1A test result to identify patients at low risk for a positive sentinel lymph node biopsy result, allowing patients to avoid the invasive surgical procedure.

•	Poster at the 2019 Fall Clinical Dermatology Conference for PAs & NPs highlighted accuracy of DecisionDx-Melanoma risk prediction in newly expanded cumulative patient cohort of 901 patients.

•
Presentation at the 2019 American College of Mohs Surgery (ACMS) Annual Meeting highlighted progress in the development of Castle Biosciences’ gene expression profile (GEP) test candidate for use in cutaneous squamous cell carcinoma (cSCC).

Financing, Liquidity and IPO

As of June 30, 2019, our cash balance was $17.5 million and the outstanding principal balance on our bank term loan was $26.7 million. Subsequently, on July 12, 2019, we issued a $10.0 million convertible promissory note and on July 29, 2019, we completed our IPO, which resulted in net proceeds of approximately $66.0 million, after deducting underwriting discounts and commissions and other offering expenses.

Recent Developments

On August 22, 2019, Palmetto GBA, a Medicare Administrative Contractor, posted a draft LCD that, if finalized, would result in expanded Medicare coverage for our DecisionDx-Melanoma test. We expect that Palmetto GBA will finalize and implement the draft LCD after a public comment period that opens on October 7, 2019 and closes on November 21, 2019.

The nineteenth peer-reviewed publication supporting DecisionDx-Melanoma use was published in the journal Skin in early July. This study was an evidence-based analysis of the clinical performance and utility of DecisionDx-Melanoma using four different datasets ranging in size from 403 to 8,944 patients. The study focused on identifying a tumor thickness that would be appropriate for use of the test to guide follow-up decisions for cutaneous melanoma patients. Results demonstrate that a tumor thickness of 0.3 mm and thicker is an appropriate population in which to use DecisionDx-Melanoma to guide follow-up decisions. Note that previously published validation, performance and utility studies support the two primary clinical uses of the DecisionDx-Melanoma test following the diagnosis of melanoma. The first use is to inform decisions on sentinel lymph node biopsy in most eligible patients with tumor thickness less than or equal to 2.0 mm with no minimum tumor thickness, and the second is to guide follow-up decisions.

Conference Call Details

Castle Biosciences will hold a conference call on September 3, 2019 at 4:30 p.m. Eastern time to discuss its second quarter 2019 results and provide a general business update.

The conference call will be webcast live from the company’s website and will be available via the following link: https://edge.media-server.com/mmc/p/tk8ypudk. Please access the webcast at least 10 minutes before the conference call start time.

To access the live conference call via phone, please dial 877-282-2581 from the United States and Canada, or +1 470-495-9479 internationally, at least 10 minutes prior to the start of the call, using the conference ID 2368125.
A replay of the webcast will be available for two weeks following the conclusion of the live broadcast and will be accessible on the Investors section of the company’s website at www.CastleBiosciences.com.
About Castle Biosciences, Inc.

Castle Biosciences (Nasdaq: CSTL) is a commercial-stage dermatologic cancer company focused on providing physicians and their patients with personalized, clinically actionable genomic information to make more accurate treatment decisions. The Company currently offers tests for patients with cutaneous melanoma (DecisionDx®-Melanoma, DecisionDx®-CMSeq; www.SkinMelanoma.com) and uveal melanoma (DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®- UMSeq; www.MyUvealMelanoma.com), with products in development for other underserved cancers, the two most advanced of which are focused on patients with cutaneous squamous cell carcinoma, and patients who have a difficult-to-diagnose pigmented lesion. Castle Biosciences is based in Friendswood, Texas (Houston), and has laboratory operations in Phoenix, Arizona. For more information, visit www.CastleBiosciences.com.

Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning our positioning to execute our strategic plans and fund research and development activities, the outcome of the draft LCD issued by Palmetto GBA and its process for finalizing the draft LCD, our prospects and plans and the objectives of management. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in our final prospectus filed with the SEC on July 26, 2019 relating to our Registration Statements on Form S-1 (File Nos. 333-232369 and 333-232796) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

Investor Contact:
Frank Stokes
Chief Financial Officer
866-788-9007
ir@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
NET REVENUES	$10,738,569	$3,979,381	$19,455,556	$7,637,946
COST OF SALES	1,992,784	1,326,839	3,590,742	2,579,822
Gross margin	8,745,785	2,652,542	15,864,814	5,058,124
OPERATING EXPENSES
Research and development	1,317,237	1,159,197	2,711,088	2,421,887
Selling, general and administrative	6,820,927	4,159,755	12,867,549	8,387,546
Total operating expenses	8,138,164	5,318,952	15,578,637	10,809,433
Operating income (loss)	607,621	(2,666,410)	286,177	(5,751,309)
Interest income	5,529	2,240	26,318	7,623
Interest expense	(1,692,582)	(524,843)	(2,716,982)	(1,055,068)
Other income (expense), net	(189,647)	34,038	(222,575)	13,340
Loss before income taxes	(1,269,079)	(3,154,975)	(2,627,062)	(6,785,414)
Income tax expense	—	—	—	—
Net loss and comprehensive loss	(1,269,079)	(3,154,975)	(2,627,062)	(6,785,414)
Convertible preferred stock cumulative dividends	938,892	869,008	1,867,467	1,678,330
Accretion of redeemable convertible preferred stock to redemption value	56,775	55,795	112,573	105,020
Net loss and comprehensive loss attributable to common stockholders	$(2,264,746)	$(4,079,778)	$(4,607,102)	$(8,568,764)

Loss per share attributable to common stockholders, basic and diluted	$(1.05)	$(2.15)	$(2.26)	$(4.52)

Weighted-average shares outstanding, basic and diluted	2,152,965	1,897,084	2,035,393	1,897,070

CASTLE BIOSCIENCES, INC.
CONDENSED BALANCE SHEET

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$17,468,466	$4,478,512
Accounts receivable, net	9,730,319	12,089,719
Inventory	550,894	882,233
Prepaid expenses and other current assets	774,885	675,562
Total current assets	28,524,564	18,126,026

Long-term accounts receivable, net	1,266,098	2,532,011
Property and equipment, net	1,743,170	1,528,996
Intangible assets, net	—	4,167
Other assets – long-term	1,813,311	213,735
Total assets	$33,347,143	$22,404,935

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$2,084,910	$1,450,766
Accrued compensation	2,784,746	4,571,011
Other accrued liabilities	1,616,866	715,244
Current portion of long-term debt	833,333	—
Convertible promissory notes	4,425,819	—
Total current liabilities	11,745,674	6,737,021
Long-term debt	23,858,781	24,499,752
Preferred stock warrant liability	1,279,840	1,193,726
Deferred rent liability	56,690	43,587
Total liabilities	36,940,985	32,474,086
Convertible Preferred Stock
Convertible preferred stock Series C	1,500,994	1,500,994
Redeemable convertible preferred stock Series A, B, D, E-1, E-2, E-2A, E-3 and F	45,107,730	44,995,157

Stockholders’ Deficit
Common stock	2,192	1,916
Additional paid-in capital	9,910,882	921,360
Accumulated deficit	(60,115,640)	(57,488,578)
Total stockholders’ deficit	(50,202,566)	(56,565,302)
Total liabilities, convertible preferred stock and stockholders’ deficit	$33,347,143	$22,404,935

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(2,627,062)	$(6,785,414)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	163,285	141,495
Stock compensation expense	307,229	146,340
Amortization of intangibles	4,167	18,673
Amortization of debt discounts and issuance costs	1,249,964	286,798
Change in fair value of preferred stock warrant liability	86,114	(13,341)
Change in fair value of embedded derivative	136,461	—
Other	337	—
Change in operating assets and liabilities:
Accounts receivable	3,625,313	(621,175)
Prepaid expenses and other current assets	(99,323)	38,209
Inventory	331,339	(101,676)
Other assets	(12,057)	(100,968)
Accounts payable	(524,029)	(607,683)
Accrued compensation	(1,786,265)	331,465
Other accrued liabilities	901,622	33,305
Deferred rent liability	13,103	28,249
Net cash provided by (used in) operating activities	1,770,198	(7,205,723)

INVESTING ACTIVITES
Purchases of property and equipment	(424,473)	(184,610)
Net cash used in investing activities	(424,473)	(184,610)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock and preferred stock warrants (including exercised warrants)	—	10,382,507
Proceeds from issuance from convertible promissory notes, net of issuance costs	11,695,495	—
Proceeds from issuance of term debt, net of issuance costs	1,776,145	—
Proceeds from line of credit	—	1,000,000
Repayments on line of credit	(1,791,145)	—
Payment of deferred offering costs	(453,816)	—
Proceeds from exercise of common stock options	417,550	1,065
Net cash provided by financing activities	11,644,229	11,383,572

NET CHANGE IN CASH AND CASH EQUIVALENTS	12,989,954	3,993,239
Beginning of period	4,478,512	1,212,063
End of period	$17,468,466	$5,205,302